Exhibit 99.1

XWELL, Inc. Reports Third Quarter 2023 Results

Airport Spas Deliver Strong 39% Year-Over-Year Q3 Revenue Growth

Naples Wax Center Acquisition Accelerates Future Off-Airport Growth Opportunities

Further Airport Spa Expansion Internationally

NEW YORK, November 14, 2023 -- XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), an authority in wellness solutions for people on the go, today reported results for the third quarter ended September 30, 2023.

Financial and Business Highlights:

•	The Company’s airport XpresSpa business segment delivered revenue growth of approximately 39% versus the comparable quarter in 2022.

•	The Company continues to focus on reducing its cost structure and simplifying its processes in order to reach profitability in 2024.

•	The Company realized the first milestone of its out of airport U.S. expansion strategy with the acquisition of profitable Naples Wax Center.

•	The Company continued growing internationally with the opening of its 11th XpresSpa location in Abu Dhabi International Airport and the successful launch of its retail product strategy in Europe beginning with its Amsterdam spa locations in Schiphol Airport.

•	XWELL and Ginkgo Bioworks expanded the CDC Traveler-based Genomic Surveillance Program to test for more than 30 known priority pathogens.

•	Third quarter 2023 results included non-cash goodwill and intangible asset impairment charges totaling approximately $6.8 million. The non-cash charges will not have any impact on XWELL’s cash flows or liquidity, were primarily related to its HyperPointe segment and other intangible assets related to Treat and are in accordance with accounting requirements.

•	On a GAAP basis, the loss from operations for the third quarter of 2023 was approximately $10.5 million. On a Non-GAAP basis, excluding the non-cash impairment charges, the Company's loss from operations for the third quarter of 2023 would have been $3.7 million compared with a loss of operations of $7.1 million in the comparable quarter in 2022.

XWELL, Inc. Reports Third Quarter 2023 Results

•	Demonstrating the effect of the Company’s cost-savings initiatives, third quarter 2023 total cost of sales decreased 43% from the same quarter in 2022 and third quarter 2023 general and administrative expenses decreased 35% from the third quarter of 2022.

“Our entire team remains focused on executing its operational excellence strategy to optimize its cost structure and simplify its business processes to return to profitability as quickly as possible,” commented Scott Milford, XWELL’s Chief Executive Officer. “During the quarter, we advanced our retail growth initiatives, continued to grow internationally, and extended the long-term value of our biosurveillance partnership. Further accelerating our growth potential, we acquired Naples Wax Center near the end of the quarter. A foundation for our out of airport business, Naples Wax Center is well-situated with multiple growth levers including expansion across the Southeast, cross-selling opportunities, and adding new Wellness services to their locations.”

Mr. Milford added, “As we expand our wellness portfolio further, including plans to extend into other transportation hubs, continued off-airport growth through M&A, and launching a new platform for independent Wellness providers, our organization has become better structured to deliver consistent growth. We remain committed to improving our operating performance and profitability in 2024.”

Travel Wellness Portfolio - XpresSpa® and Treat™

XpresSpa and its Treat brand are leading airport retailers of wellness services and related products, with 34 locations in 15 airports globally. .

In October 2023, XpresSpa launched a new website, www.xpresspa.com that includes an updated menu of services such as stretch as well as a new scheduling tool allowing travelers to make appointments for services before they arrive at the airport. The website was rolled out along with a strategic brand re-design that coincided with XpresSpa’s 20th anniversary.

XWELL also continues to innovate in its airport locations bringing new technologies and trends, including new tech-forward equipment, adding new products in-store and on-line, as well as deploying plans to refresh the look and appearance of some XpresSpa locations. These automated offerings include Novo XT massage chairs, HydroMassage units and fully autonomous, AI-powered express manicure units, provide self-care to guests while bringing operational efficiency to the Company’s business model.

XWELL, Inc. Reports Third Quarter 2023 Results

This week, the Company is celebrating the grand opening of a new XpresSpa in Abu Dhabi International Airport. The new spa is a valuable extension to its portfolio and is poised to capitalize on a growing UAE traveler base, which saw approximately 52 million passengers move through Abu Dhabi International Airport and Dubai International Airport in the first six months of 2023. Strategically, XWELL’s continued international expansion allows management the opportunity to further leverage its expertise in providing premium wellness services to more international passengers who appreciate health and wellness services and are willing to spend more in pursuit of their well-being. To further strengthen its international position, XpresSpa launched its successful retail strategy internationally during the quarter beginning with its locations in Schiphol Airport in Amsterdam.

In addition to retail unit growth, XWELL is actively pursuing plans to extend its reach across other transportation hubs such as train stations and other travel venues. Details will be announced upon execution of lease agreements.

Out-of-Airport Wellness Portfolio - Naples Wax Center®

XWELL’s first off-airport brand, Naples Wax Center, is a group of upscale hair removal and aesthetic services boutiques with current locations in Florida. Acquired in mid-September 2023 for approximately $1.5 million, Naples Wax Center provides core products and service including face and body waxing as well as a range of skincare and cosmetic products from its current three locations. XWELL intends to grow the Naples Wax Center portfolio by 8-10 locations during the next 12-18 months and intends to expand Naples Wax Centers into a full-service aesthetic experience. Management will share additional details about its off-airport expansion strategy as those details are finalized.

The Company also continues to pursue opportunities for new acquisitions that will complement XWELL’s out of airport growth strategy with the goal of making wellness and self-care more approachable to more customers.

Life Sciences & Biosurveillance -- XpresCheck® and HyperPointe™

The Company XpresTest, Inc. subsidiary (“XpresCheck”), in collaboration with the Centers for Disease Control and Prevention (“CDC”) and Ginkgo Bioworks (NYSE: DNA), currently operates eight biosurveillance stations in six of the nation’s busiest airports. On August 17, 2023, the Company announced that the CDC renewed the traveler-based SARS-CoV-2 Genomic Surveillance program through a new one-year contract. The partnership supports public health and biosecurity services with a contract value totaling approximately $16 million.

XWELL, Inc. Reports Third Quarter 2023 Results

More recently, on November 6, 2023, XWELL and Ginkgo announced they’re expanding their work with the CDC’s Traveler-based Genomic Surveillance program (TGS) to test for more than 30 additional priority pathogens, in addition to SARS-CoV-2. The program expansion launched in late October 2023 at four of the program’s six major international airports (New York, JFK, San Francisco, Boston, and Washington DC, Dulles).

TGS is a flexible, multimodal platform that consists of three complementary approaches of sample collection from arriving international travelers at U.S. airports, including voluntary nasal swabbing, aircraft wastewater, and airport wastewater sampling to enhance early detection of new SARS-CoV-2 variants and other pathogens, and fills gaps in global surveillance.

As background, in late 2021, in collaboration with the CDC and Ginkgo Bioworks, XpresCheck began conducting biosurveillance monitoring aimed at identifying existing and new SARS-CoV-2 variants. During the third quarter of 2022, XpresCheck, in partnership with Ginkgo Bioworks were awarded a new contract in continuation of their support to the CDC’s traveler-based SARS-CoV-2 Genomic Surveillance program. In the first quarter of 2023, in addition to SARS-CoV-2, XpresCheck and Ginkgo Bioworks  expanded their support of the program to include a pilot study monitoring influenza viruses. This provided an additional source of viral surveillance to inform the selection of influenza vaccine viruses for the 2023-2024 flu season.

Additionally, at the beginning of the third quarter of 2023, the Company began reporting operating results for HyperPointe within its XpresCheck business. Beginning in June 2020, and following its acquisition by XWELL in January 2022, HyperPointe’s management team and suite of services and technology have been utilized to develop and deploy the technological infrastructure necessary to scale the growth of the XpresCheck business. HyperPointe’s experience in this space continues to play a critical role in the expansion of ongoing biosurveillance efforts created in partnership with Ginkgo Bioworks and the CDC.

XWELL, Inc. Reports Third Quarter 2023 Results

HyperPointe is a leading digital healthcare and data analytics relationship marketing agency, servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

Liquidity and Financial Condition

As of September 30, 2023, the Company had cash and cash equivalents, excluding restricted cash, of approximately $4.8 million, marketable securities of approximately $21.3 million, total net working capital of approximately $21.7 million, and no long-term debt.

Summary Third Quarter 2023 Financial Results

Total revenue during the third quarter ended September 30, 2023, was $7.5 million compared to $10.7 million in the prior year third quarter. The decline in revenue was primarily related to the relaxation of COVID-19 testing requirements by the United States and other countries in 2022 and the closure of XpresCheck locations.

Revenue for the third quarter of 2023 primarily consisted of approximately $5.0 million from XpresSpa locations and Treat locations and $4.2 million from XpresTest, which includes XWELL’s bio-surveillance partnership and its HyperPointe segment. Of note, while Naples Wax Center revenue was nominal given it was acquired near the end of the third quarter of 2023, it is expected to contribute more fully to future period revenues and operating results.

Non-Cash Goodwill and Intangible Asset Impairment Charges

In accordance with accounting requirements, third quarter 2023 results included non-cash goodwill and intangible asset impairment charges totaling approximately $6.8 million, primarily related to its HyperPointe unit and other intangible assets related to Treat.

Additional details of the impairment charge and its impact on the Company's financial statements will be included in XWELL’s quarterly report on Form 10-Q filed with the SEC. XWELL accounts for goodwill under FASB ASC 350-30, Intangibles-Goodwill and Other. Goodwill represents the cost of a business acquisition in excess of the fair value of the net assets acquired. Goodwill is not amortized and is reviewed for impairment annually, or more frequently if facts and circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the carrying amount exceeds fair value, goodwill of the reporting unit is considered impaired, and that excess is recognized as a goodwill impairment loss.

XWELL, Inc. Reports Third Quarter 2023 Results

The non-cash impairment charge will not have any impact on the cash flows or liquidity. Additionally, HyperPointe remains key to the operating strategy of Company’s XpresCheck segment and does not alter XWELL’s positive outlook for its bio-surveillance business.

Cost of Sales

Cost of sales decreased to approximately $6.4 million for the third quarter of 2023 compared with approximately $9.3 million in the third quarter of 2022.

Operating Expenses

Total operating expenses were approximately $11.6 million for the third quarter of 2023, compared to approximately $9.0 million for the comparable 2022 quarter. This increase was primarily the result of non-cash impairment charges incurred during the third quarter of 2023. On a Non-GAAP basis, excluding non-cash impairment charges, the Company's total operating expenses for the third quarter of 2023 would have been $4.8 million.

Income from Operations

Third quarter 2023 results included non-cash impairment charges totaling approximately $6.8 million. On the GAAP basis, the loss from operations for the third quarter of 2023 was approximately $10.5 million compared with a loss from operations of $7.7 million in the comparable quarter in 2022. On a Non-GAAP basis, excluding non-cash impairment charges, the Company's loss from operations for the third quarter of 2023 would have been $3.7 million.

Net Income Attributable to Common Shareholders

Net loss attributable to common shareholders was approximately $10.6 million for the third quarter of 2023 compared to net loss attributable to common shareholders of approximately $7.8 million in the third quarter of 2022.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating multiple brands: XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

XWELL, Inc. Reports Third Quarter 2023 Results

•	XpresSpa and its Treat brand are leading airport retailers of wellness services and related products, with 34 locations in 15 airports globally.

•	Naples Wax Center is a group of upscale skin care boutiques, with three locations currently operating.

•	XpresCheck is a provider of screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV2 variants of interest and concern as well as other pathogens entering the country from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events, including the Company’s current plans and expectations relating to the business and operations and future store openings for Naples Wax Center, are based upon information available to XWELL as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Mike Reilly

MWW

mreilly@mww.com